Exhibit 10.2

Separation and Release Agreement

This Release Agreement (this “Release Agreement”) is entered into as of the date set forth below by and between Jonathan Baksht, an individual (“Employee”), and Valaris Limited, an exempted company incorporated under the laws of the Bermuda (the “Company”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to such terms in the Valaris Executive Severance Plan (the “Severance Plan”).

WHEREAS, Employee has been employed by the Company as its Executive Vice President and Chief Financial Officer and will step down from such role as of the end of the day on September 2, 2021;

WHEREAS, Employee’s employment with the Company will terminate effective as of September 15, 2021 (the “Termination Date”);

WHEREAS, Employee is eligible to receive severance payments and benefits set forth on Exhibit A attached hereto (the “Severance Benefits”) in accordance with and subject to the terms of the Severance Plan and as otherwise agreed to in writing with the Company; and

WHEREAS, Employee’s receipt of the Severance Benefits is subject to Employee’s execution and non-revocation of a release of claims, and the Company and Employee desire to enter into this Release Agreement upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay the Severance Benefits (conditioned upon this Release Agreement), Employee and the Company agree as follows:

1. Release. Employee, on behalf of herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of the Company’s obligations to him or her and covenants not to sue and fully releases and discharges the Company and each of its direct and indirect parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees arising out of or in any way connected with Employee’s service as an officer, director, employee, member or manager of any Releasee or Employee’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, whether known or unknown, suspected or unsuspected,

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resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to any obligation of the Company to Employee pursuant to or with respect to any of the following: (1) any right to indemnification that Employee may have pursuant to the Company’s Bylaws or the Company’s corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Employee may in the future incur, including without limitation, with respect to his or her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (2) any rights that Employee may have to insurance coverage under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued group health plan coverage that Employee may have under COBRA; (4) any rights to payment of benefits that Employee may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended or (5) any rights to payments under the ENSCO Supplemental Executive Retirement Plan. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Employee acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2. Acknowledgment of Payment of Wages and Offset. Employee acknowledges that he or she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Release Agreement. The Severance Benefits shall, however, be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Employee and shall, to the extent permitted by applicable law, be reduced by the amount of any (i) severance pay or acceleration of benefits under any other agreement with, or plan, program, or policy of, the Company (if any) and (ii) other payments that the Company may otherwise be compelled to pay to Employee under applicable law (other than amounts owed for his or her regular and usual salary including, but not limited to, any bonus or other wages, and usual benefits through the Termination Date).

3. ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Release Agreement, Employee is waiving any and all rights or Claims that he or she may have arising under ADEA and the Older Worker Benefits Protection Act (“OWBPA”), which have arisen on or before the date of execution of this Release Agreement. Employee further expressly acknowledges and agrees that:

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(A) Employee is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

(B) Employee has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

(C) Employee was given a copy of this Release Agreement on August 16, 2021 and informed that he or she had twenty-one (21) days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such 21-day period, he or she should execute the Endorsement attached hereto;

(D) Employee was informed that he or she had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Employee elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Employee exercises his or her right of revocation, neither the Company nor Employee will have any obligations under this Release Agreement;

(E) Nothing in this Release Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or the OWBPA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4. No Transferred Claims. Employee warrants and represents that the Employee has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5. Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so

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narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6. Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7. Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF TEXAS, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

8. Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

9. Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

10. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

11. Arbitration. Any disputes between the parties relating to this Release Agreement, including the arbitrability thereof, shall by mutual agreement be finally settled by binding arbitration in accordance with the Judicial Arbitration & Mediation Service, Inc. (“JAMS”) Comprehensive Arbitration Rules and Procedures or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute thirty (30) days after the giving of such notice may be submitted to JAMS arbitration conducted before a single neutral arbitrator in Houston, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a party who seeks equitable relief shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Houston, Texas. The

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decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Release Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Release Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted by this Release Agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Release Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation. Each party will bear its own expenses and the fees of its own attorneys. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator's award, the existence of any dispute hereunder. Employee acknowledges that arbitration pursuant to this Release Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the ADEA, the OWBPA, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Americans With Disabilities Act and all similar federal, state and local laws, and Employee hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

12. Restrictive Covenants.

(A) Each party acknowledges and agrees that Employee shall continue to be obligated to comply with the terms of any restrictive covenant, intellectual property, or confidentiality agreement that Employee executed in connection with Employee’s employment with the Company or its affiliates.

(B) Confidentiality. During the course of Employee’s employment with the Company, the Company has (1) disclosed or entrusted to Employee, and provided Employee with access to, Confidential Information (as defined below), (2) placed Employee in a position to develop business goodwill belonging to Valaris, plc (“Valaris”) and its affiliates, and (3) disclosed or entrusted to Employee business opportunities to be developed for Valaris and its affiliates. Valaris and its affiliates have also taken such actions on the date of this Release Agreement. Employee acknowledges that Confidential Information has been developed or acquired by Valaris and its affiliates through the expenditure of substantial time, effort and money and provides Valaris and its affiliates with an advantage over competitors who do not know or use the Confidential Information. Employee further acknowledges and agrees that the nature of the Confidential Information obtained during his or her employment would make it difficult, if not impossible, for Employee to perform in a similar capacity for a business competitive with Valaris and its affiliates without disclosing or utilizing Confidential

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Information. Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent necessary to carry out his or her duties on behalf of Valaris and its affiliates. Employee agrees to give to Valaris and its affiliates notice of any and all attempts to compel disclosure of any Confidential Information within one (1) business day of being informed that such disclosure is being, or will be, compelled. Such written notice shall include a description of the Confidential Information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure. For the avoidance of doubt, the provisions of this subsection shall not apply to (a) any disclosure or use authorized by Valaris or its affiliates or required by applicable law and (b) any information that is or becomes generally available to the public (other than as a result of Employee’s unauthorized disclosure). This confidentiality covenant shall be in addition to, and not limit or restrict in any way, any other confidentiality agreement or other post-employment covenant between Employee and Valaris and its affiliates.

As used herein, “Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of Valaris or any of its affiliates for the time being confidential to Valaris or its affiliates, and trade secrets including, without limitation, technical data and know-how relating to the business of Valaris or any of its affiliates or any of their respective business contacts, including in particular (by way of illustration only and without limitation): (i) information relating to the business of exploring, acquiring, developing, exploiting and disposing of oil and natural gas resources (regardless of when conceived, made, developed or acquired); (ii) information relating to the business or prospective business, current or projected plans or internal affairs of Valaris or any of its affiliates; (iii) information relating to the current or prospective marketing or sales of any products or services of Valaris or any of its affiliates, including non-public lists of customers' and suppliers' names, addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; non-public advertising and promotional material; strategies; and financial and sales data; (iv) information relating to any actual or prospective business strategies of Valaris or any of its affiliates; (v) information relating to any actual acquisitions, investments or corporate opportunities or prospective acquisition, investment targets or corporate opportunities; (vi) know-how, trade secrets, unpublished information relating to Valaris or any of its affiliates’ intellectual property and to the creation, production or supply of any products or services of Valaris or any of its affiliates; (vii) information to which Valaris or any of its affiliates owes an obligation of confidence to a third party (including, without limitation, customers, clients, suppliers, partners, joint venturers and professional advisors of Valaris or any of its affiliates); and (viii) other commercial, financial or technical information relating to the business or prospective business of Valaris or any of its affiliates, or to any past, current or prospective client, customer, supplier, licensee, officer or employee, agent of Valaris or any of its affiliates, or any member or person interested in the share capital or assets of

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Valaris or any of its affiliates, and any other person to whom Valaris or any of its affiliates may provide or from whom they may receive information (whether marked confidential or not).

(C)    Non-Compete. In exchange for the Severance Benefits and the Company’s provision to Employee of Confidential Information and to protect the Company and its affiliates’ legitimate business interests, Employee hereby agrees that for a period of twelve (12) months after the Termination Date (the “Restricted Period”), Employee will not, without the prior written consent of the Board or the Chief Executive Officer of Valaris plc, directly or indirectly, provide services to, or own any interest in, manage, operate, control, or participate in the ownership, management, operation or control of, any Direct Competitor (including as an employee or consultant, other than as an employee of, or consultant to, the Company or its affiliates); provided, however, that notwithstanding the foregoing, Employee may own, directly or indirectly, solely as a passive investment, securities of any entity traded on a national securities exchange if Employee is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity.

(D)    Non-Solicitation. Employee hereby agrees that during the Restricted Period Employee will not, directly or indirectly, induce or attempt to induce, or cause or solicit any officer, manager, contractor or employee of the Company or its Affiliates to cease their relationship with the Company or its Affiliates or hire or engage any such officer, manager, contractor or employee of the Company or its Affiliates, or in any way materially interfere with the relationship between the Company and its Affiliates, on the one hand, and any such officer, manager, contractor or employee, on the other hand. Notwithstanding the foregoing, nothing in this Release Agreement shall prohibit Employee from making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target employees or consultants of the Company or its Affiliates so long as no persons who were at any time during the twelve (12) month period prior to the commencement of such solicitation, employees or consultants of the Company or its Affiliates are hired or otherwise engaged as a result of such general solicitations or search firm efforts. Employee hereby agrees that during the Restricted Period, he will not, directly or indirectly, induce, or attempt to induce, cause or solicit any customer, client or supplier of the Company or its Affiliates to reduce or cease doing business with the Company or its Affiliates, or in any way knowingly interfere with the relationship between any customer, client or supplier of the Company or its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand.

(E)    Intellectual Property Assignment. Employee hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by Employee, solely or jointly with others, during the course of

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performing work for or on behalf of the Company or any of its Affiliates at any time during Employee’s period of employment with the Company, (ii) that Employee conceived, developed, discovered or made in whole or in part during Employee’s employment by the Company that relate to the business of the Company or its Affiliates or the actual or demonstrably anticipated research or development of the Company or its Affiliates, or (iii) that Employee conceives, develops, discovers or makes in whole or in part during or after Employee’s employment by the Company that are made through the use of any trade secrets of the Company or the use of the equipment, facilities, supplies, or time of the Company or its Affiliates (collectively, “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, Employee for any reason retains any right, title or interest in or relating to any Work Product, Employee agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time, Employee will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Release Agreement.

(F)    Company Documents and Property. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, computers, mobile phones, components, manuals, parts, keys, tools, and the like in Employee’s custody, possession or control that have been obtained by, prepared by, or provided to, Employee by the Company or any Affiliate in the course or scope of Employee’s employment with the Company (or any Affiliate) shall be the exclusive property of the Company (or such Affiliate, as applicable), shall not be copied and/or removed from the premises of the Company or any Affiliate, except in pursuit of the business of the Company or an Affiliate, and shall be delivered to the Company or an Affiliate, as applicable, without Employee retaining any copies or electronic versions, within one (1) day following the Termination Date or at any other time requested by the Company.

(G)    No Disparaging Comments. Employee and the Company shall refrain from any criticisms or disparaging comments about each other or in any way relating to Employee’s employment or separation from employment with the Company; provided, however, that nothing in this Release Agreement shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by either Party that is required by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties. Employee acknowledges that in executing this Release Agreement, he or she has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any other state constitution

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which may be deemed to apply) and rights to disclose, communicate, or publish disparaging information or comments concerning or related to the Company; provided, however, nothing in this Release Agreement shall be deemed to prevent Employee from testifying fully and truthfully in any court proceeding or from responding to an investigative inquiry from any governmental agency. For all purposes of the obligations of Employee under this Section 12(G), the term “Company” refers to the Company and its Affiliates, and its and their directors, officers, employees, shareholders, investors, partners and agents.

(H)    Cooperation. Employee agrees to make himself or herself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, the transition of duties and any litigation or investigation arising from events that occurred during Employee’s employment with or engagement by the Company (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate thereof, including providing testimony and preparing to provide testimony if so requested by the Company. The Company agrees to be respectful of Employee’s schedule and work obligations. The Company agrees to reimburse Employee for any reasonable expenses incurred in performing his obligations under this provision.

(I)    Employee also agrees to keep confidential the terms of this Release Agreement. This provision does not prohibit Employee from providing this information on a confidential and privileged basis to his or her attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law. Moreover, the parties have the right to disclose in confidence trade secrets to government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure all in accordance with 18 U.S.C. § 1833(b). Nothing in this Release Agreement shall restrict such disclosures.

13.    Tax Preparation Assistance. In accordance with Company policy, the Company shall pay all reasonable costs associated with the preparation of Employee’s tax returns and the resolution of any tax disputes that may directly result from payments received in connection with Employee’s employment with the Company and its subsidiaries in the United Kingdom in the same manner and to the same extent that the Company provides this benefit to other executives of the Company. It is Employee’s responsibility to file all required returns and provide any required documentation on a timely basis to comply with U.S. expatriate tax laws as well as the tax laws of the United Kingdom. The Company shall neither be responsible nor reimburse for Employee for any penalties or interest assessed or incurred by Employee resulting from or attributable to Employee’s failure to timely file any return or timely provide any required information or documentation. Notwithstanding anything herein to the contrary, payment of third-party tax preparation services under this section will only apply with respect to taxes due on payments and other compensation Employee has received and will receive from the Company and its subsidiaries, and will apply for: (A) any tax periods in which Employee has received or

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will receive any such payments or compensation from the Company and its subsidiaries and (B) any tax periods in which Employee is subject to taxation in the United Kingdom in respect of his employment with the Company and its subsidiaries. For the avoidance of doubt, except as expressly set forth in the Company’s expatriate assignment and tax equalization policy, Employee shall be responsible for any taxes due on payments or benefits received from the Company and its subsidiaries and the Company shall not provide any tax gross-ups or tax equalization payments to Employee.

14.    Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

15. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Employee acknowledges and agrees that he or she has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he or she has had ample opportunity to do so.
16. Entire Agreement. The Severance Plan and this Release Agreement set forth the entire agreement of the parties and fully supersede and replace any and all prior agreements, promises, representations, or understandings, written or oral, between the Employer and Employee that relate to the subject matter of the Severance Plan and this Release Agreement. This Release Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both parties.

[Signature Page Follows.]

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This Release Agreement may not be executed prior to the Termination Date. The undersigned has read and understands the consequences of this Release Agreement and voluntarily signs it. The undersigned declares under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.

     EXECUTED this 15th day of September, 2021, at 9:50 AM.

“Employee”

/s/ Jonathan Baksht
Jonathan Baksht

VALARIS LIMITED
By: _/s/ Anton Dibowitz________________
Name: Anton Dibowitz
Title: Interim President & CEO

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ENDORSEMENT

I, Jonathan Baksht, hereby acknowledge that I was given 21 days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States and the State of Texas that the foregoing is true and correct.

EXECUTED this 15th day of September, 2021, at 9:50 AM.

/s/ Jonathan Baksht
Jonathan Baksht

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Exhibit A

Severance Benefits

Item	Amount / Description
Cash Severance	$2,035,000, payable in a lump sum within 30 days following the effective date of the Release Agreement
Bonus for Performance Period of Termination
•$233,750, payable in a lump sum within 30 days following the effective date of the Release Agreement
•An additional payment in an amount equal to the excess (if any) of (i) the actual bonus payment the Executive would have earned under the Company’s 2H 2021 bonus program had he remained employed through the payment date for such bonuses with targets and payouts as approved at the June 10, 2021 Board meeting and applicable to Company executives in the plan as of June 10, 2021; and (ii) his target bonus for such program of $233,750, which excess (if any) shall be payable in a lump sum at the time that other 2H 2021 bonuses are paid to Company executives, and in all events by March 15, 2022

LTIP Awards	None; All forfeited
Health Benefit Continuation	Subject to timely election of continuation coverage under COBRA or other applicable law, subsidized COBRA premiums for up to 12 months, in accordance with Appendix A-1.4 of the Severance Plan

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Outplacement Services	Company-provided outplacement services for up to twelve (12) months following the Termination Date.
Legal Fees	Reimbursement for reasonable, documented legal fees of up to $10,000 in connection with the review of this Release Agreement. This provision does not include attorneys fees Employee incurred for legal services provided in connection with the exit from bankruptcy.

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